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                                                                    Exhibit 4.44



                               LICENSE AGREEMENT

         License Agreement made and entered into effective January 1, 2001 by and among OS SUITES, LTD., a Florida limited partnership ("OS"), HORNE TIPPS TROPHY SUITES, INC., a Florida corporation ("HT"), HORNE TIPPS HOLDING COMPANY, a Florida Corporation ("Holding Company"), WILLIAM E. HORNE ("Horne") and JAMES
R. TIPPS, JR. ("Tipps").

                                    RECITALS

         1. OS is engaged in the business of selling and leasing portable luxury boxes for the purpose of hospitality and entertaining at sporting events ("Business"); and

         2. OS identifies the Business by the use of the trade names "Outback Sports" and "Trophy Suites" and certain logos, emblems and other indicia incorporating "Outback Sports" or "Trophy Suites" (collectively "Proprietary Marks").

         3. Horne and Tipps have served as the Chief Executive Officer and Chief Operating Officer, respectively, of OS and are the sole shareholders, directors and officers of Holding Company.

         4. Holding Company is the sole shareholder and owns all of the outstanding shares of capital stock of HT.

         5.       Horne and Tipps are the only directors and officers of HT.

         6. HT desires to obtain from OS the exclusive right and license to use certain assets of OS for the purpose of engaging in the Business.

         7. OS is willing to license to HT the use of certain of its assets pursuant to the terms of this Agreement.

         NOW THEREFORE, intending to be legally bound, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

         1. Recitals. The above recitals are true and correct and incorporated herein by reference.

         2. License of Proprietary Marks and Tangible Assets. OS hereby grants to HT during the Term of this Agreement the exclusive right and license (the "License") to utilize, solely in the conduct of the Business, the Proprietary Marks specified on EXHIBIT A attached hereto and the tangible personal property consisting of portable luxury boxes, trailers and other equipment specified on EXHIBIT A (the "Tangible Assets"). The term Tangible Assets shall also include all Replacement Property as described in SECTION 7 hereof. The Tangible Assets and Proprietary Marks are hereinafter collectively referred to as the "Licensed Assets".

         3. Term. Unless sooner terminated as provided in this Agreement, this Agreement and the term of the License of the Licensed Assets provided in SECTION 2 hereof shall commence on January 1, 2001 and shall expire and terminate on December 31, 2010.


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         4.       Limitation on Use of Outback Sports. Notwithstanding SECTION
         2, HT's right and license to use the Proprietary Marks shall be limited as provided in this SECTION 4 and in SECTION 11. HT shall not have any right whatsoever to use the word "Outback" except as part of "Outback Sports, and may only use "Outback Sports" until December 31, 2002. OS and its affiliates retain all rights to use the word Outback, alone or in conjunction with any other words, except OS and its affiliates shall not use "Outback Sports" in the conduct of any business. All rights of HT to use "Outback Sports" or the word Outback shall terminate on December 31, 2002 and thereafter HT shall make no use whatsoever of the word Outback. HT shall not use "Outback Sports" in a manner that, in the reasonable opinion of OS, would cause third parties to believe HT is an affiliate of OS or OS's affiliates or that OS or OS's affiliates are responsible for the obligations of HT.

         5. License Fee. In consideration of the License granted herein, HT shall pay to OS the following license fees totaling Seventeen Million Dollars ($17,000,000) ("License Fees") on the dates indicated:

                  July 31, 2001                      $   750,000

                  November 30, 2001                  $   250,000

                  July 31, 2002                      $   750,000

                  November 30, 2002                  $   250,000

                  July 31 of each year
                    From 2003 to 2010
                    Inclusive                        $ 1,406,250

                  November 30 of each year
                    From 2003 to 2010
                    Inclusive                        $   468,750

         6. Transfer Upon Payment. Upon payment to OS of the total License Fees of $17,000,000 in the amounts and on or before the dates specified in SECTION 5, HT shall have the option to purchase, and OS shall be obligated to sell to HT, all right, title and interest of OS in and to the Tangible Assets (as existing on the date of transfer) and the Proprietary Marks, but excluding any of the Proprietary Marks that contain the word "Outback", for a purchase price of One Thousand Dollars ($1,000). The purchase option contained in this SECTION 6 shall be exercised by giving written notice of exercise to OS within sixty (60) days after final payment of the License Fees to OS, provided that if the purchase option is not exercised in said sixty
         (60) day period, OS shall give written notice of termination to HT and the purchase option contained in this Section 6 shall terminate only if the purchase option remains unexercised twenty (20) days after such written notice of termination. The closing of the purchase shall take place at the principal office of OS thirty (30) days from the date of the notice of exercise. At the closing OS shall deliver to HT all documents necessary, in the reasonable opinion of counsel for HT, to transfer to and vest in HT all of OS' right, title and interest in the Tangible Assets and the Proprietary Marks (excluding any that contain the word "Outback"). The purchase option contained in this SECTION 6 shall immediately lapse and be null and void immediately upon any default in payment of any of the




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         License Fees in the amounts and on or before the payment dates specified in SECTION 5 (unless cured within the time periods provided for in this Agreement).

         7.       Replacement Property.

                  A. Notwithstanding any contrary provision of this Agreement, HT shall have the right to sell the units designated as Series II Units on EXHIBIT A for a net purchase price per Series II Unit at least equal to the then purchase price for a new Series III Unit. A Series III Unit shall mean a Unit manufactured by Florida Structures in accordance with the specifications designated FL26-00. All sales proceeds from the sale of each Series II Unit shall be used solely to purchase a new Series III Unit of the same type.

                  B. All assets purchased by HT with revenue from the Business, including, but not limited to, proceeds from the sale of any of the Licensed Assets and all assets purchased with the proceeds from insurance policies on any of the Licensed Assets (collectively "Replacement Property") shall be the property of OS and titled in OS' name and shall constitute a part of the Licensed Assets for all purposes of this Agreement.

                  C. HT shall not obtain any loan or financing, in whatever form or however structured, that is secured by any form of lien on any of the Tangible Assets, including any Replacement Property, except with the prior written consent of OS, which consent may be withheld or granted subject to such conditions as OS shall determine in its sole discretion.

                           HT shall not obtain any purchase money financing the
                  proceeds of which are to be used solely to acquire new assets, except with the prior written consent of OS, which consent shall not be unreasonably withheld.

         8.       Representations, Warranties and Covenants of OS.


                  A. OS is a limited partnership duly organized and existing in good standing under the laws of the State of Florida. OS is now, and at all times during the term of this License Agreement, shall be authorized and registered to transact business in every other state in which the failure to register would have a materially adverse effect on the business of OS. The execution and delivery of this License Agreement and OS's performance of its obligations hereunder do not and will not violate or constitute a breach of OS's Certificate of Limited Partnership, Agreement of Limited Partnership, any other agreement to which OS is a party, or any restriction of law or contract to which OS is subject.

                  B. OS agrees to complete the purchase of certain suites, and other items and equipment from Florida Structures as specified on EXHIBIT B, and to pay to Florida Structures the unpaid balance of approximately Nine Hundred Fourteen Thousand Four Hundred Dollars ($914,400), subject to applicable offsets and holdbacks. The assets purchased by OS from Florida Structures shall be part of the Tangible Assets.

                  D.       C.       OS represents and warrants that it is the
                  sole owner of the Tangible Assets, free and clear of any liens, claims, security interests or other encumbrances, except for payment claims of the manufacturers of the Tangible Assets. During the term


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                  of this License Agreement OS shall take all commercially
                  reasonable measures to protect and defend its title to the Licensed Assets against the claims of all persons arising from events first occurring on or before January 1, 2001, except for (i) claims of the manufacturers of the Tangible Assets, including, but not limited to, claims of Miller Building Systems and Mid-Michigan Great Dane (Holden) and
                  (ii) claims arising from events first occurring on or after January 1, 2001.During the term of this License Agreement, and so long as there is no uncured default under this License Agreement, neither OS nor any affiliate of OS shall engage in the business of renting portable luxury suites, nor own any interest in any entity engaged in the business of renting portable luxury suites.

                  E. OS will not: (i) permit any liens, charges, encumbrances or security interests of any kind or character (other than liens in favor of the manufacturers of the Licensed Assets) to attach to any of the Licensed Assets or OS' interest in this License Agreement unless in each case the holder of the lien, charge, encumbrance or security interest provides HT with a commercially reasonable non-disturbance agreement; (ii) permit any of the Licensed Assets to be levied upon under any legal process; (iii) sell, transfer, lease, or otherwise dispose of any Licensed Assets or any interest therein, or offer to do so, unless in each case the transferee agrees to performs the obligations of OS under this Agreement that relate to the transferred assets.

         9.       Covenants of HT, Horne and Tipps.

                  A. HT, Horne and Tipps represent and warrant to OS that Holding Company employs Horne and Tipps pursuant to the employment agreements attached hereto as EXHIBITS C and D, respectively (hereinafter collectively "Employment Agreements") Horne and Tipps each covenants and agrees with OS not to commit any breach, default or violation of his Employment Agreement. Holding Company, Horne and Tipps hereby acknowledge and agree that OS is a specifically intended third party beneficiary of the Employment Agreements and OS shall have an independent right to enforce the Employment Agreements, including, but not limited to, the covenants against competition contained in the Employment Agreements.

                  B. HT and Holding Company agree not to pay, and Horne and Tipps agree not to accept, total combined compensation from HT, Holding Company, Horne Tipps Paradise Golf, Ltd. and Horne Tipps Paradise Golf, Inc., of whatever kind or however called, including but not limited to, salary, bonus, commissions, and non-accountable expense reimbursements, in excess of the amounts specified on EXHIBIT E.

                  C. Holding Company, Horne and Tipps agree not to modify either of the Employment Agreements without the prior written consent of OS.

                  D. HT, Holding Company, Horne and Tipps agree that HT and Holding Company shall not make any distributions or payments to its shareholders, of whatever kind or character, including, but not limited to, dividends, loans or redemptions; provided, however, that if Holding Company elects to be taxed as an S corporation or otherwise is a "pass through" entity for federal income tax purposes for any taxable year HT may make distributions to its shareholders for each such taxable year in an aggregate amount equal to the aggregate actual amount of additional tax, if any, payable by the shareholders (as




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                  determined by competent tax advisors) for such taxable year as a result of any taxable income passed through to the shareholders for such taxable year.

                  E. Notwithstanding subsection D above, HT shall make distributions of net cash flow (as determined in accordance with generally accepted accounting principles) remaining after any distributions under subsection D and after the establishment of reasonable reserves for HT's business, to its shareholders provided that simultaneously with all such distributions HT shall pay to OS an amount equal to the aggregate amount being distributed to the shareholders. Such payment to OS shall be a prepayment of the License Fees payable under Section 5 hereof. Any such pre-payments shall not reduce the scheduled installments of License Fees, but shall be applied to the last scheduled License Fee payments. If in any subsequent year HT demonstrates, to OS' reasonable satisfaction, an inability to make payment of the scheduled License Fees, HT shall receive credit against the scheduled License Fee for any pre-payment of License Fees made under this Section.

         10. Representations, Warranties, Covenants and Obligations of HT and Holding Company.

                  A. Permits and Licenses. HT at all times during the term of this License Agreement will hold in full force and effect all permits, business licenses and franchises necessary for HT to carry on its business operations, as then being conducted, in conformity with all applicable laws and regulations.

                  B. Good Standing; No Violation. HT and Holding Company are corporations duly organized and existing in good standing under the laws of the State of Florida. HT and Holding Company are now, and at all times during the term of this License Agreement, shall be authorized and registered to transact business in every other state in which the failure to register would have a materially adverse effect on the business of HT or Holding Company. The execution and delivery of this License Agreement and HT's performance of its obligations hereunder do not and will not violate or constitute a breach of HT's or Holding Company's Articles of Incorporation or Bylaws, any other agreement to which HT or Holding Company is a party, or any restriction of law or contract to which HT or Holding Company is subject.

                  C. Information Delivered. All information, certificates or statements, including, without limitation, all financial statements, given to OS pursuant to this License Agreement are and shall be true and complete when given and are not, and shall not be, materially misleading in any way.

                  D. Name; Location of Assets. The name stated above in the preamble to this License Agreement is the correct name of HT, and HT does not conduct business under any other name, except for Trophy Suites, OS Sports and Outback Sports. HT shall immediately notify OS of any change of name, identity or organizational structure. HT's principal place of business is located at the address shown in the notice provision of this Agreement.

                  E. Defense of Claims. HT will defend the Licensed Assets against, and hold OS harmless from, the claims and demands of all individuals or other legal entities at any time claiming the same or any interest therein arising from events first occurring on or after January 1, 2001 and from and against the claims of Miller Building Systems, a manufacturer




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                  of suites, in the approximate amount of Five Hundred Forty
                  Thousand Dollars ($540,000) and the claims of Mid-Michigan Great Dane (Holden), a manufacturer of certain of the Tangible Assets, in the approximate amount of Three Hundred Thousand Dollars ($300,000).

                  F. No Liens, Levies or Transfers. HT will not: (a) permit any liens, charges, encumbrances or security interests of any kind or character to attach to any of the Licensed Assets or HT's interest in this License Agreement; (b) permit any of the Licensed Assets to be levied upon under any legal process; (c) without the prior written consent of OS, sell, transfer, lease, or otherwise dispose of any Licensed Assets or any interest therein, or offer to do so; or (d) permit anything to be done that will impair the value of any of the Licensed Assets.

                  G. Records of Tangible Assets. HT shall keep accurate and complete records respecting the Tangible Assets in such form as OS may reasonably require. From time to time, when OS so requires, HT shall furnish to OS a statement certified by HT, and in such form and containing such information as may be requested by OS, showing the current status and location of the Tangible Assets. At reasonable times, OS may examine the Tangible Assets and HT's records pertaining to the Tangible Assets, wherever the Tangible Assets or such records may be located, and make copies of any of such records. HT shall assist and cooperate fully with OS in such endeavors.

                  H. Tax Matters. HT has filed and will file during the Term of this Agreement, all Federal, state and local tax returns and other reports it is required to file and shall pay or make adequate provision for payment of all such taxes, assessments, and other governmental charges, except those contested in good faith. HT will pay promptly when due all taxes and assessments upon the Licensed Assets, or for use or operation of the Licensed Assets, or upon this Agreement, including sales, use, documentary, intangible or other taxes, except those contested in good faith. HT shall further pay all expenses and, upon request, take any action reasonably deemed advisable by OS to preserve the Licensed Assets.

                  I. Preservation of Licensed Assets. At its option, OS may pay, for the account of HT, any taxes, liens or security interests or other encumbrances at any time levied or placed on the Licensed Assets, may pay for insurance on the Licensed Assets, and may pay for the maintenance and preservation of the Tangible Assets. HT agrees to reimburse OS promptly on demand for any payment made or expense incurred by OS pursuant to the foregoing authorization.

                  J. Maintenance and Repairs. HT shall at its expense during the term of this Agreement keep the Tangible Assets in good working order and condition, ordinary wear and tear only excepted, and HT shall at its expense make all repairs, replacements and servicing thereof. All such repairs and replacements shall immediately become the property of OS and part of the Tangible Assets for all purposes hereof. In the event of the termination of this Agreement as a result of default by HT, HT shall, at its expense, return the then Tangible Assets to OS to such location(s) within the Continental United States as OS may designate in good operating order, repair, condition and appearance with all engineering changes prescribed by the Manufacturer prior thereto incorporated therein. HT shall immediately notify OS in writing of any damage or loss of or to the



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                  Tangible Assets, whether arising out of the alleged or
                  apparent improper manufacture, functioning or operation of the Tangible Assets or otherwise.

                  K. Ownership. The Licensed Assets shall at all times remain the property of OS. OS may affix plates to the Tangible Assets indicating OS's ownership. Except as specifically provided in SECTION 7A, HT shall not sell, assign, transfer or otherwise alienate any of the Licensed Assets without the prior written consent of OS, which consent may be granted or denied in OS' sole discretion. OS and HT hereby confirm their intent that the Licensed Assets shall always remain and be deemed personal property and that this License Agreement shall be a true license and not a sale or financing transaction. HT shall not assign, sell, pledge or hypothecate this License Agreement or any of its rights hereunder without the prior written consent of OS, which consent may be granted or denied in OS's sole discretion.

                  L. Disclaimer of Warranties. HT acknowledges and agrees that Horne and Tipps have made the selection of the Tangible Assets. HT acknowledges and agrees that it has received no statements or representations from OS and has placed no reliance upon any statements or representations of OS, including, but without limitation, with respect to the size, design, capacity, condition, qualify, durability and manufacture of the Tangible Assets and suitability of the Tangible Assets for HT's purposes. OS MAKES NO REPRESENTATIONS OR WARRANTIES TO HT OR ANY OTHER PERSON OF ANY KIND, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION WITH RESPECT TO THE SIZE, DESIGN, CAPACITY, CONDITION, QUALITY, DURABILITY, SUITABILITY OR PERFORMANCE OF THE TANGIBLE ASSETS, THEIR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WITH RESPECT TO PATENT INFRINGEMENT OR THE LIKE. OS SHALL HAVE NO LIABILITY TO HT FOR ANY DEMAND, CLAIM, COST, LOSS, DAMAGE OR LIABILITY OF ANY KIND OR NATURE WHATSOEVER, NOR SHALL THERE BE ANY ABATEMENT OF LICENSE FEES, ARISING OUT OF OR IN CONNECTION WITH (i) THE DEFICIENCY OR INADEQUACY OF THE TANGIBLE ASSETS FOR ANY PURPOSE, WHETHER OR NOT KNOWN OR DISCLOSED TO HT,
                  (ii) ANY DEFICIENCY OR DEFECT IN THE TANGIBLE ASSETS, (iii) THE USE OR PERFORMANCE OF THE TANGIBLE ASSETS OR (iv) ANY LOSS OF BUSINESS OR OTHER CONSEQUENTIAL LOSS OR DAMAGE WHETHER OR NOT RESULTING FROM ANY OF THE FOREGOING. HT SHALL DEFEND, INDEMNIFY AND HOLD OS HARMLESS AGAINST ANY AND ALL DEMANDS, CLAIMS, COSTS, LOSSES AND LIABILITIES ARISING OUT OF OR IN CONNECTION WITH THE DESIGN, MANUFACTURE, POSSESSION, OPERATION OR USE OF THE TANGIBLE ASSETS. OS AGREES TO PROVIDE HT WITH ALL WARRANTIES RUNNING TO THE TANGIBLE ASSETS FROM THE MANUFACTURER.

                  M. Taxes. HT agrees to pay and to indemnify, defend and hold OS, its successors and assigns harmless from all claims, demands, assessments, fees and taxes, including, without limitation, franchise, sales, use, gross receipts, ad valorem, value added, stamp, excise or other taxes, levies, imposts, duties, charges or withholding of any nature, together with any penalties, fines or interest thereon ("Impositions"), arising out of the transactions contemplated by this License Agreement imposed against OS, its successors and assigns, HT or any item of Licensed Assets by any Federal, state or local government



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                  or taxing authority with respect to any item of Licensed
                  Assets, or the purchase, ownership, delivery, leasing, possession, use, operation, return or other disposition thereof, or upon or with respect to the income or other proceeds received with respect to any item of Licensed Assets, or upon or with respect to this License Agreement (excluding, however, Federal, state and local income taxes). All Impositions payable by HT pursuant hereto shall be payable, on written demand of OS, which demand shall be accompanied by copies of invoices, bills or other appropriate evidence, in an amount which, after taking into account all taxes required to be paid by OS, its successors and assigns in respect of the receipt thereof, shall equal such Imposition.

                  N. Insurance Proceeds. With respect to proceeds received under any insurance policy for loss, destruction or damage to the Tangible Assets, it is agreed as between OS and HT that any proceeds resulting from a total or partial loss of any item of Tangible Assets will be applied in reduction of HT's obligations under SECTION 5 of this License Agreement, unless such proceeds are used solely for replacement or repair of such items.

                  O. Risk of Loss on HT. All risks of physical damage to or loss, destruction or interference with the use of the Tangible Assets, howsoever caused, shall be borne by HT and no such damage, loss, destruction or interference shall impair HT's obligations under this License Agreement. If any item of Tangible Assets is rendered unusable as a result of any physical damage to, or loss or destruction of, the Tangible Assets, HT shall give to OS immediate notice thereof and this License Agreement shall continue in full force and effect without any abatement of License fees. HT shall determine, within fifteen (15) days after the date of occurrence of such damage or destruction, whether such item of Tangible Assets can be repaired. In the event HT determines that such item of Tangible Assets can be repaired, HT shall cause such item of Tangible Assets to be promptly repaired at HT's expense. In the event HT determines that the item of Tangible Assets cannot be repaired, then HT shall promptly replace such item at HT's expense. HT shall be entitled to insurance proceeds to the extent of the cost of such repairs or replacements. All assets purchased with insurance proceeds shall be Replacement Property as defined in SECTION 7 hereof and shall be the property of OS.

         11.      Proprietary Marks.

                  A. Restrictions on Use. With respect to HT's licensed use of the Proprietary Marks pursuant to this Agreement, HT agrees that:

                           (i) HT shall use only the Proprietary Marks specified on EXHIBIT A, and shall use them only in the manner approved and permitted by OS in accordance with the License Agreement.

                           (ii) HT shall use the Proprietary Marks only for the operation of the Business.

                           (iii) During the term of this Agreement and any renewal hereof, HT shall identify itself as the owner of the Business in conjunction with any use of the Proprietary Marks, including, but not limited to, uses on invoices, order forms, receipts, and contracts, as well as the display of a notice in such content and form and at such conspicuous locations as necessary to identify HT as owner of the Business.


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                           (iv)     HT's right to use the Proprietary Marks is
                           limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of OS's rights.

                           (v) HT shall not use the Proprietary Marks to incur any obligation or indebtedness on behalf of OS.

                           (vi) HT shall not use the word Outback as part of its corporate or other legal name.

                           (vii) HT shall comply with OS's instructions in filing and maintaining the requisite trade name or fictitious name registrations, and shall execute any documents deemed necessary by OS or its counsel to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

                           (viii) In the event that litigation involving the Proprietary Marks is instituted or threatened against HT, HT shall promptly notify OS and shall cooperate fully with OS in defending or settling such litigation.

                  B. Ownership of Proprietary Marks. HT expressly understands and acknowledges that:

                           (i) OS is the owner of all right, title and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by the Proprietary Marks.

                           (ii) The Proprietary Marks are valid and serve to identify the Business.

                           (iii) HT shall not directly or indirectly contest the validity of OS's ownership of the Proprietary Marks.

                           (iv) HT's use of the Proprietary Marks pursuant to this Agreement does not give HT any ownership interest or other interest in or to the Proprietary Marks, except the license granted by this Agreement.

         12.      Accounting and Records.

                  A. Monthly Reports. HT shall submit to OS no later than the sixteenth (16th) day of each month during the term of this Agreement a monthly and fiscal year-to-date profit and loss statement (which may be unaudited) for HT and the Business.

                  B. Quarterly Reports. HT shall submit to OS, in the form prescribed by OS, a quarterly balance sheet (which may be unaudited) within fifteen (15) days after the end of each calendar quarter. Each such statement shall be signed by HT or by HT's treasurer or chief financial officer attesting that it is true and correct.

                  C. Annual Reports. HT shall submit to OS complete audited annual financial statements of HT prepared by an independent certified public accountant satisfactory to



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                  OS, within ninety (90) days after the end of each fiscal year of HT, showing the results of operations of HT and the Business during said fiscal year. Such statements shall include, at a minimum, a balance sheet, profit and loss statement and statement of sources and uses of funds.

                  D. Additional Reports. HT shall submit to OS, for review or auditing, such other forms, reports, records, information, and data as OS may reasonably designate, in the form and at the times and places reasonably required by OS, upon request and as specified from time to time in writing.

                  E. Expenses. All reports, forms and other information required by this SECTION 12 shall be prepared at HT's expense and shall be submitted to OS at the address indicated in
                  SECTION 18 hereof.

                  F. Reconciliation. On or before January 31, 2001 HT shall prepare and submit to OS a reconciliation of all revenue, cash, expenses and unpaid liabilities of the Business as of December 31, 2000 in accordance with generally accepted accounting principles, together with payment of all funds due OS from the operation of the Business prior to January 1, 2000. It is the intent of the parties that OS shall receive the benefit of and be responsible for all income, cash, expenses and payables of the Business to the extent same relate to periods ending prior to January 1, 2000, except that HT shall be responsible to Miller Building Systems and Mid-Michigan Great Dane (Holden) for all amounts owed to them. HT shall receive the benefit of and be responsible for all income, cash, expenses and payables of the Business to the extent same relate to periods on or after January 1, 2001 and all amounts owed Miller Building Systems and Mid-Michigan Great Dane (Holden). OS shall have the right to review and approve the reconciliation. Any unresolved dispute shall be submitted to PriceWaterhouseCoopers for final determination. Upon approval of the reconciliation HT or OS, as the case may be, shall make appropriate payment to the other.

         13.      Insurance.


                  A. Requirement. HT shall procure, prior to the Effective Date, and shall maintain in full force and effect at all times during the term of this Agreement, at HT's expense, an insurance policy or policies protecting HT and OS, and their respective officers, directors, partners, and employees, against any demand or claim with respect to personal injury, death, or property damage, or any loss, liability, or expense whatsoever arising or occurring from, upon or in connection with the Business and the Licensed Assets.

                  B. Insurors' Required Policies. Such policy or policies shall be in form satisfactory to OS, and shall be written by a responsible carrier or carriers acceptable to OS who are duly licensed by the appropriate state authorities and have a Best Guide rating of not less than A. Such policy or policies shall include, at a minimum (except as additional coverages and higher policy limits may reasonably be specified by OS from time to time), the following:

                           (i) Comprehensive general liability insurance, equivalent to General Liability Form July 98 in the amount of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate.

                           (ii) Liquor liability insurance in such amounts as OS shall reasonably specify if HT engages in the sale or serving of alcoholic beverages. HT shall require all third parties who sell or serve alcoholic beverages in connection with the use of the Licensed Assets to provide HT with Certificates of Insurance evidencing liquor liability coverage of at least One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) annual aggregate and Five Million Dollars ($5,000,000) excess coverage. All such insurance shall name OS as an additional insured.

                           (iii) Umbrella liability insurance, following form, in the amount of Twenty Million Dollars ($20,000,000) per occurrence, Twenty Million Dollars ($20,000,000 annual aggregate.

                           (iv) Worker's compensation insurance as may be required by statute or rule of each state or locality in which the Business operates or in which any of the Tangible Assets are located, and employer's liability insurance with limits in amounts at least equal to those previously carried by OS in the operation of the Business or such higher limits as OS shall reasonably require.

                           (v) Special form coverage (including earthquake if applicable) for the full cost of replacement of the Tangible Assets and all other property in which HT may have an interest with no coinsurance clause and a replacement cost clause attached.

                           (vi) Business income insurance that specifically provides for payment to OS of the License Fees required by SECTION 5.

                  C. Effect of OS's Insurance. HT's obligation to obtain and maintain the foregoing policy or policies in the amounts specified shall not be limited in any way by reason of any insurance which may be maintained by OS, nor shall HT's performance of that obligation relieve it of liability under the indemnity provisions set forth in SECTION 16 of this Agreement.

                  D. OS as Named Insured. OS shall be named as an additional insured on all liability and property damage insurance policies and OS shall be named as a loss payee with respect to OS's interest in License Fees under business income insurance policies and OS's interest, if any, in real and/or personal property under liability and property damage insurance policies. All insurance policies shall contain a provision that OS, although named as an insured and/or loss payee, shall nevertheless be entitled to recover under said policies on any loss occasioned to OS or its servants, agents or employees by reason of the negligence of HT or its servants, agents or employees.

                  E. Evidence of Insurance. At least thirty (30) days prior to the time any insurance is first required to be carried by HT, and thereafter at least thirty (30) days prior to the expiration of any such policy, HT shall deliver to OS Certificates of Insurance evidencing the proper coverage with limits not less than those required hereunder. Such Certificates, with the exception of Workers' Compensation, shall name OS, and each of its partners, subsidiaries, affiliates, directors, agents and employees as additional insureds, and shall expressly provide that any interest of same therein shall not be affected by any breach by HT of any policy provisions for which such Certificates evidence coverage. Further, all Certificates shall expressly provide that no less than thirty
                  (30) days' prior written notice shall be given OS in the event of material alteration to or cancellation of the coverages evidenced by such Certificates.

                  F. Right to Cure. Should HT, for any reason, fail to procure or maintain the insurance required by this Agreement, as such requirements may be revised from time to time by OS in writing, OS shall have the right and authority (without, however, any obligation to do so) immediately to procure such insurance and to charge same to HT, which charges, together with a reasonable fee for OS's expenses in so acting, shall be payable by HT immediately upon notice. The foregoing remedies shall be in addition to any other remedies OS may have.

         14.      Transfer of Interest.


                  A. Transfer by OS. OS shall have the right to transfer or assign this Agreement and all or any part of its rights or obligations herein to any person or legal entity.

                  B. Transfer by HT, Holding Company, Horne or Tipps. HT understands and acknowledges that the rights and duties set forth in this Agreement are personal to HT, and that OS has entered into this Agreement in reliance on Horne and Tipps' business skill, financial capacity, and character. HT, Holding Company, Horne and Tipps represent and warrant to OS that (i) Horne and Tipps are the sole shareholders of Holding Company, with Horne owning eighty percent (80%) of the outstanding shares and Tipps owning twenty percent (20%) of the outstanding shares, and (ii) Holding Company is the sole shareholder of HT and owns all of the outstanding shares of HT. Accordingly, neither HT nor any immediate or remote successor to any part of HT's interest in this License Agreement or the Business, nor Holding Company, Horne or Tipps, shall sell, assign, transfer, convey, give away, hypothecate, pledge or otherwise dispose of, alienate or encumber, whether or not for consideration ("Transfer") any direct or indirect interest in this License Agreement, the Business or in HT or in Holding Company, without the prior written consent of OS, which consent may be granted or denied in OS' sole discretion; provided, however, OS shall not unreasonably withhold its consent to a transfer by Horne or Tipps of shares of Holding Company to a family trust or other entity for estate planning purposes if after such transfer Horne or Tipps, respectively, serve as managing trustee or otherwise retain voting control of such entity and the beneficial ownership of such entity is held by the spouse and/or lineal descendants of Horne or Tipps.

                  C.       Ownership of HT and Holding Company.

                           (i)      During the term of this License Agreement,
                           (i) Horne and Tipps shall remain the sole shareholders of Holding Company, in the percentages now owned, and (ii) Holding Company shall remain the sole shareholder of HT..

                           (ii) Copies of HT's and Holding Company's Articles of Incorporation, Bylaws, or other governing documents, and any amendments thereto, including the resolution of the Board of Directors authorizing entry into this Agreement shall be promptly furnished to OS.

                           (iii) HT and Holding Company shall maintain stop transfer instructions against the transfer on its records of any equity securities. Each certificate representing an ownership interest in HT and Holding Company shall have conspicuously endorsed upon its face a statement in a form satisfactory to OS that it is held subject to, and that further assignment or transfer thereof is subject to, all restrictions imposed upon assignments by this Agreement.

                           (iv) HT and Holding Company shall maintain a current list of all owners of record and all beneficial owners of any interest in or securities of HT and Holding Company and shall immediately notify OS of any proposed change.

                  D. Transfer Upon Death or Mental Incapacity. Upon the death or mental incapacity of Horne or Tipps, the executor, administrator, or personal representative of the deceased person shall transfer his shares in Holding Company to the survivor of Horne or Tipps, or a third party approved by OS within twelve (12) months after such death or mental incapacity. Until such transfer has been consummated in accordance with the provisions of this SECTION 14, OS shall have the right, but not the obligation, to assume direct management control of the Business on an interim basis, including, without limitation, installing representatives of OS, at HT's expense. If the interest is not disposed of within twelve (12) months from the date of death or incapacity, OS may terminate this Agreement.

                  E. Non-Waiver of Claims. OS's consent to a transfer of any interest in this License Agreement, the license granted herein or in HT shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of OS's right to demand exact compliance with any of the terms of this Agreement by the transferee.

                  F. Offerings by HT or Holding Company. Securities of HT or Holding Company may be offered for sale, by private or public offering or otherwise, only with the prior written consent of OS, which consent may be conditioned on the proceeds of such sale being used to prepay the License Fees due under SECTION 5. All materials required for such offering by federal or state law shall be submitted to OS for review prior to their being filed with any government agency; and any materials to be used in any exempt offering shall be submitted to OS for review prior to their use. No HT or Holding Company offering shall imply (by use of the Proprietary Marks or otherwise) that OS is participating in an underwriting, issuance, or offering of HT or Holding Company or OS securities; and OS's review of any offering shall be limited solely to the subject of the relationship between HT and OS. HT, Holding Company and the other participants in the offering shall fully indemnify OS in connection with the offering. For each proposed offering, HT or Holding Company shall reimburse OS for its reasonable costs and expenses associated with reviewing the proposed offering, including, without limitation, legal and accounting fees and salaries of OS's personnel. HT or Holding Company shall give OS written notice, and provide all materials relating to the offering at least thirty (30) days prior to the date of commencement of any offering or other transaction covered by this SECTION 14.

         15.      Default and Termination.

                  A. Default by HT; Without Notice or Opportunity to Cure. HT shall be in default under this License Agreement, without notice to HT or opportunity to cure, if: (a) HT or Holding Company shall become insolvent or make a general assignment for the benefit of creditors; or (b) if a petition in bankruptcy is filed by HT or Holding Company or such a petition is filed against and not opposed by HT or Holding Company; or (c) if HT or Holding Company is adjudicated bankrupt or insolvent; or (d) if a bill in equity or other proceeding for the appointment of a receiver of HT or Holding Company or other custodian for HT's or Holding Company's business or assets is filed and consented to by HT or Holding Company or if a receiver or other custodian (permanent or temporary) of HT's or Holding Company's assets or property, or any part thereof, is appointed by any court of competent jurisdiction; or (e) if proceedings for a composition with creditors under any state or federal law should be instituted by or against HT or Holding Company; or (f) if a final judgment against HT or Holding Company remains unsatisfied or of record for thirty (30)days or longer (unless supersedeas bond is filed); or (g) if HT or Holding Company is dissolved; or (h) if execution is levied against HT's or Holding Company's business or property; or (i) if suit to foreclose any lien or mortgage against any property of HT or Holding Company is instituted against HT or Holding Company and not dismissed within thirty (30) days; or (j) if the real or personal property of HT or Holding Company shall be sold after levy thereupon by any sheriff, marshal, or constable.

                  B. Default by HT; Notice. HT shall be in default under this License Agreement, without any opportunity to cure the default, effective immediately upon receipt of notice by HT, upon the occurrence of any of the following events:

                           (i) If HT at any time ceases to operate or otherwise abandons the Business.

                           (ii) If HT, Horne or Tipps is convicted of a felony, or a crime involving moral turpitude, or any other crime or offense that OS believes is reasonably likely to have an adverse affect on the Business, the Proprietary Marks, the goodwill associated therewith, or the Tangible Assets, unless as to Horne or Tipps the other individual purchases the interest of the convicted person as provided in
                           Section 10D within thirty (30) days of conviction

                           (iii) If HT, Holding Company, Horne or Tipps or any person hereafter holding any ownership or voting interest in HT or Holding Company purports to transfer any rights or obligations under this Agreement or any interest in HT or Holding Company to any third party without OS's prior written consent.

                           (iv) If HT knowingly maintains false books or records, or knowingly submits any false reports to OS.

                  C. Cure. HT shall be in default under this License Agreement upon the occurrence of any of the following events, unless cured to the satisfaction of OS within thirty (30) days from the date of written notice of default from OS (ten
                  (10) days in the case of
                  payment of money owed to OS), or such lesser period of time as OS may reasonably require based on the nature of the default:

                           (i) If HT fails to comply with any of the covenants, obligations and agreements imposed by this Agreement or;

                           (ii) If HT fails, refuses, or neglects promptly to pay any License Fees or other monies owing to OS or its subsidiaries or affiliates when due or;

                           (iii) If HT fails, refuses, or neglects to obtain OS's prior written approval or consent as required by this Agreement or;

                           (iv) If a threat or danger to public health or safety results from the operation of the Business or;

                           (v) If an approved transfer is not effected within a reasonable time, as required by SECTION 15 hereof, following the death or mental incapacity of HT, Horne or Tipps or;

                           (vi) If HT misuses or makes any unauthorized use of the Proprietary Marks or otherwise materially impairs the goodwill associated therewith or OS's rights therein or;

                           (vii) If HT engages in any business or markets any service or product under a name or mark which, in OS's opinion, is confusingly similar to the Proprietary Marks or;

                           (viii) If Horne or Tipps breach or commit a default under their respective Employment Agreements with HT; or

                           (ix) If there is an uncured default by Horne Tipps Paradise Golf, Ltd. under that certain License Agreement of even date herewith between OS Golf Marketing, Ltd., Horne Tipps Paradise Golf, Ltd., Holding Company, Horne and Tipps.

                  D. Remedies Upon Default. Upon the occurrence of any default, OS may at its option do one or more of the following: (a) proceed either at law or in equity to enforce performance by HT of the applicable terms of this License Agreement or to recover damages for breach thereof, (b) by notice to HT terminate this License Agreement, which termination shall not affect HT's liability for breach of this Agreement, (c) cause HT to (and HT agrees that it shall), upon written demand of OS and at HT's expense, promptly return the Tangible Assets to OS in accordance with all of the terms of SECTION 10J hereof, or OS, at its option, may enter upon the premises where such Tangible Assets are located and take immediate possession of (whereupon HT's right to possession shall terminate) and remove the same, all without liability to HT for damage to property or otherwise,
                  (d) sell the Tangible Assets at a public or private sale, with or without notice to HT or advertisement, or otherwise dispose of, hold, use, operate, lease to others or keep idle such Tangible Assets, all as OS in its sole discretion may determine and all free and clear of any rights of HT and without any duty to account to HT for such action or inaction or for any proceeds with respect thereto, and/or (e) OS may exercise any other right or remedy which may be available to it under applicable law or in equity. In addition, HT shall continue to be liable for all its indemnities and other obligations under this License Agreement and for all legal fees and other costs and expenses arising in connection with the foregoing defaults or the exercise of the OS's remedies, including without limitation placing any Tangible Assets in the condition required by
                  SECTION 10J hereof. No remedy referred to in this License Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to OS at law or in equity. No express or implied waiver by OS of any default shall constitute a waiver of any other default by HT or a waiver of any of OS's rights and the subsequent acceptance of rental payments by OS shall not be deemed a waiver of any prior existing default regardless of OS's knowledge thereof. To the extent permitted by applicable law, HT hereby waives any rights conferred by statute or otherwise which may require OS to sell, lease, or otherwise use any of the Tangible Assets in mitigation of OS's damages or which may otherwise limit or modify any of OS's rights or remedies under this License Agreement.

                  E. Indemnification. HT hereby agrees to assume liability for, and does hereby agree to indemnify, defend, protect, save and keep harmless OS, its successors and assigns from and against, and to pay OS promptly on demand, the amount of any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever ("Indemnified Amounts"), which may be imposed on, incurred by or asserted against OS, or its successors or assigns (whether or not also indemnified against by the Manufacturer or any other person), in any way relating to or arising out of this License Agreement or any document contemplated hereby, or the operation of the Business by HT, or the performance or enforcement of any of the terms hereof, or in any way relating to or arising out of the manufacture, purchase, acceptance, rejection, return, lease, ownership, possession, use, condition, operation, sale or other disposition of any item of Tangible Assets or any accident in connection therewith (including without limitation, latent and other defects, whether or not discoverable). All Indemnified Amounts shall be payable on demand in amounts which, after taking into account all taxes required to be paid by OS in respect of the receipt thereof, shall equal the Indemnified Amounts. HT agrees that OS shall not be liable to HT for any liability, claim, loss, damage or expense of any kind or nature caused by the inadequacy of any item of Tangible Assets for any purpose or any deficiency or defect therein or the use or maintenance thereof or any repairs, servicing or adjustments thereto or any delay in providing or failure to provide any thereof or any interruption or loss of service or use thereof or any loss of business.

         16.      Independent Contractor and Indemnification.

                  A. Relationship of Parties. It is understood and agreed by the parties hereto that this Agreement does not create a fiduciary relationship between them, that HT is an independent contractor, and that nothing in this Agreement is intended to constitute either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever.

                  B. Notice to Public. During the term of this Agreement and any extensions hereof, HT shall hold itself out to the public as an independent contractor operating the business pursuant to a license from OS. HT agrees to take such action as may be requested by OS to do so, including, without limitation, exhibiting a notice of that fact in a conspicuous place on the Tangible Assets, the content of which OS reserves the right to specify.

                  C. Lack of Authority. It is understood and agreed that nothing in this Agreement authorizes HT to make any contract, agreement, warranty, or representation on OS's behalf, or to incur any debt or other obligation in OS's name; and that OS shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action; nor shall OS be liable by reason of any act or omission of HT in its conduct of the Business or for any claim or judgment arising therefrom against HT or OS.

                  D. Indemnification. HT hereby indemnifies and holds harmless OS, its affiliates and OS's officers, directors and employees, from and against any and all claims, liabilities, debts, obligations, judgments and causes of action resulting from, connected with, or arising out of, directly or indirectly, HT's operation of the Business, including, without limitation, negligence of HT, its agents and employees and shall reimburse OS for all costs, including attorney's fees, incurred in defending any such claim or enforcing this indemnification.

         17.      Approvals and Waivers.

                  A. Request for Waiver. Whenever this Agreement requires the prior approval or consent of OS, HT shall make a timely written request to OS therefor, and such approval or consent shall be obtained in writing.

                  B. No Reliance. OS makes no warranties or guarantees upon which HT may rely, and assumes no liability or obligation to HT, by providing any waiver, approval, consent, or suggestion to HT in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

                  C. No Waiver by OS. No failure of OS to exercise any right or power reserved to it in this Agreement, or to insist upon compliance by HT with any obligation or condition in this Agreement, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver of OS's rights to demand exact compliance with the terms of this Agreement. Waiver by OS of any particular default shall not affect or impair OS's rights with respect to any subsequent default of the same or of a different nature. No delay, omission, or forbearance on the part of OS to exercise any right, option, duty, or power arising out of any breach or default by HT under any of the terms, provisions, covenants, or conditions hereof shall constitute a waiver by OS of its right to enforce any such right, option, duty, or power, nor shall such constitute a waiver by OS of any rights with respect to any subsequent breach or default by HT. Subsequent acceptance by OS of any payments due to it hereunder shall not be deemed to be a waiver by OS of any preceding breach by HT of any terms, provisions, covenants, or conditions of this Agreement.

         18.      Miscellaneous.


                  A. Notices. Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight delivery service (e.g., Federal Express), or mailed by certified or registered mail, return receipt requested, to the respective parties at the following addresses unless and until a different address has been designated by written notice to the other party:

         Notices to OS:     OS Suites, Ltd.
                            2202 North West Shore Boulevard, 5th Floor
                            Tampa, Florida  33607
                            Attn: Chris Sullivan, Chief Executive Officer, and
                                  Joseph J. Kadow, Vice President and
                                  General Counsel

         Notices to HT:     Horne Tipps Trophy Suites, Inc.
                            2202 N. West Shore Boulevard, 4th Floor
                            Tampa, Florida 33607
                            Attn: James R. Tipps, Jr.

                            With a copy to:

                            William L. Thompson, Jr., Esq.
                            2301 Park Avenue, Suite 404
                            Orange Park, Florida 32073

                           Any notice by certified or registered mail shall be
                  deemed given on the third business day following the date of postmark. Any notice by a nationally recognized overnight delivery service shall be deemed given on the date of delivery to recipient as shown by the records of such delivery service.

                  B. Entire Agreement. This Agreement, the documents referred to herein, and the Exhibits hereto constitute the entire, full, and complete Agreement between the parties concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced HT to execute this Agreement. Except for those permitted to be made unilaterally by OS hereunder, no amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

                  C. Severability and Construction. Except as expressly provided to the contrary herein, each portion, section, part, term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other affect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible; and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid portions, sections, parts, terms, and/or provisions shall be deemed not to be a part of this Agreement.

                  D. No Third Party Beneficiary. Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than HT, OS, and HT's and OS's respective (and, as to HT, permitted) successors and assigns any rights or remedies under or by reason of this Agreement.

                  E. Maximum Duty Imposed on HT. HT expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court may hold to be unreasonable and unenforceable in a final decision to which OS is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order.

                  F. Headings. All headings and captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.

                  G. Construction. All references herein to the masculine, neuter, or singular shall be construed to include the masculine, feminine, neuter, or plural, where applicable; and all acknowledgments, promises, covenants, agreements, and obligations herein made or undertaken by HT shall be deemed jointly and severally undertaken by all those executing this Agreement on behalf of HT. Time is of the essence as to all obligations under this Agreement.

                  H. Duplicate Originals. This Agreement may be executed in one or more copies, and each copy so executed shall be deemed an original.

                  I. Governing Law. This Agreement takes effect upon its acceptance and execution by OS in Florida, and shall be governed by, interpreted and construed under the laws of the State of Florida, which laws shall be applied without giving effect to the principles of comity or conflicts of laws thereof, and which laws shall prevail in the event of any conflict of law.

                  J. Jurisdiction and Venue. The parties agree that any action brought by either party against the other in any court, whether federal or state, shall be brought within the State of Florida in Hillsborough County. Each party hereby agrees to submit to the personal jurisdiction of such courts, and hereby waives all questions of personal jurisdiction or venue for the purpose of carrying out this provision, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.

                  K. Remedies Cumulative. No right or remedy conferred upon or reserved to OS by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy.

                  L. Equitable Relief. Nothing herein contained shall bar OS's right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

                  M. Parties Bound. This Agreement shall be binding upon the parties hereto and their respective successors, permitted assigns, heirs, personal representatives and administrators.

                  N. Enforcement. In the event it is necessary for any party to retain legal counsel or institute legal proceedings to enforce the terms of this Agreement, including, without limitation, obligations upon expiration or termination, the prevailing party shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs of such enforcement including, without limitation, attorney's fees and court costs, and including appellate proceedings.

                  O. Acknowledgement of HT. HT, Horne and Tipps acknowledge that they have conducted an independent investigation of the Business, and recognize that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the ability of HT, Horne and Tipps as an independent businessman. OS expressly disclaims the making of, and HT acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.

                  P. Limitation of Obligations of Horne, Tipps and Holding Company. Horne and Tipps are parties to this Agreement only for purposes of, and shall have personal liability for, only the covenants of Horne and Tipps, separately, contained in Section 9, the representations, agreements and restrictions on transfer contained in SECTIONS 14B, 14C, 14D AND 14F, and the acknowledgement contained in subsection 18O above. Holding Company is a party to this Agreement only for purposes of, and shall have liability for, only the covenants contained in Section 9, the representations and warranties contained in Section 10B and 10C, and the representations, agreements and restrictions on transfer contained in Sections 14B, 14C and 14F.

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Agreement on the day and year first above written.


                                               OS:

                                               OS SUITES, LTD.,
                                               a Florida limited partnership
                                               By Its General Partner:



                                               OUTBACK SPORTS, LTD.,
                                               a Florida limited partnership
                                               By its General Partner:



                                               OUTBACK SPORTS, LLC., a Delaware
                                               limited liability company

                                               By:
                                                  -----------------------------
                                                  ROBERT MERRITT, Manager

                                               HT:

                                               HORNE TIPPS TROPHY SUITES, INC.,
                                               a Florida corporation:
Attest:
                                               By:
----------------------------------                 ----------------------------
JAMES R. TIPPS, JR., Secretary                     WILLIAM E. HORNE, President



                                               HOLDING COMPANY:

                                               HORNE TIPPS HOLDING COMPANY,
                                               a Florida corporation

Attest:
                                               By:
----------------------------------                 ----------------------------
JAMES R. TIPPS, JR., Secretar                      WILLIAM E. HORNE, President



                                               HORNE:

                                               --------------------------------
                                               WILLIAM E. HORNE, Individually



                                               TIPPS:

                                               --------------------------------
                                               JAMES R. TIPPS, JR., Individually


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